EXHIBIT 10.2

CARS.COM INC.

CHANGE IN CONTROL SEVERANCE PLAN

Table of Contents

Page

1.	Purpose of the Plan1
2.	Effective Date1
3.	Administration of the Plan.1
(a)	The Committee1
(b)	Determinations by the Committee2
(c)	Delegation of Authority2
4.	Participation in the Plan.2
(a)	Designation of Participants2
(b)	Terminating or Changing Severance Multiple as a Participant3
5.	Change in Control3
6.	Eligibility for Benefits under the Plan.4
(a)	General4
(b)	Cause4
(c)	Good Reason5
(d)	Certain Terminations Prior to a Change in Control5
(e)	No Waiver6
(f)	Notice of Termination After a Change in Control6
(g)	Date of Termination6
7.	Obligations of the Company upon Termination.6
(a)	Cause; Other than for Good Reason6
(b)	Termination Without Cause; Good Reason Terminations7
(c)	Timing of Payments and Release Condition9
8.	Mitigation9
9.	Resolution of Disputes9
10.	Legal Expenses and Interest.10
11.	Funding10
12.	No Contract of Employment10
13.	Non-exclusivity of Rights.10
(a)	Future Benefits under Company Plans11
(b)	Benefits of Other Plans and Agreements11

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Table of Contents

(continued)

Page

14.	Successors; Binding Agreement11
15.	Transferability and Enforcement.11
16.	Notices12
17.	Amendment or Termination of the Plan12
18.	Waivers12
19.	Validity12
20.	Governing Law12
21.	Section 409A.13
(a)	General13
(b)	Delay of Payment13
(c)	Reimbursement and In-Kind Benefits13
22.	Headings13

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CARS.COM INC.

CHANGE IN CONTROL SEVERANCE PLAN

Purpose of the Plan

.  The Board of Directors (the “Board”) of Cars.com Inc.  (the “Company”) considers the establishment and maintenance of a strong and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders.

As is the case with most publicly held corporations, the possibility of a Change in Control (as defined below) of the Company exists, and that possibility, and the uncertainty and questions which it may raise among key executives concerning future employment, may result in the departure or distraction of key executives, to the detriment of the Company and its stockholders.

The purpose of the Plan (as defined below) is to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company and its affiliates (as defined below) notwithstanding the possibility, threat or occurrence of a Change in Control.

In the event that the Company or its stockholders receive any proposal from a third party concerning a possible business combination with the Company or an acquisition of the Company’s equity securities, the Board believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

Should the Company receive any such proposal, in addition to their regular duties, such key executives may be called upon to assist in the assessment of such proposal, advise management and the Board as to whether such proposal would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

Therefore, in order to accomplish these objectives, the Board has adopted the Change in Control Severance Plan (the “Plan”).

Effective Date

.  The Plan shall become effective as of June 1, 2017, the first business day following the date that the Company was spun off from TEGNA Inc.

3.Administration of the Plan.

The Committee

.  The Plan shall be administered (i) by the Compensation Committee of the Board or (ii) if so determined by the Board, by such other committee of non- employee directors as the Board shall appoint or by the Board (the “Committee”).  The members of the Committee shall be entitled to all of the rights to indemnification and payment of expenses and costs set forth in the Bylaws of the Company.  In no event may the protection afforded the Committee members in this Section 3(a) be reduced in anticipation of or following a Change in Control.

Determinations by the Committee

.  Subject to the express provisions of the Plan and to the rights of the Participants (as defined below) pursuant to such provisions, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to designate persons to be covered by the Plan; to revoke such designations; to interpret the terms and provisions of the Plan (and any notices or agreements relating thereto); and otherwise to supervise the administration of the Plan in accordance with the terms hereof.  Prior to a Change in Control, all decisions made by the Committee pursuant to the Plan shall be made in its sole discretion and shall be final and binding on all persons, including the Company and Participants.  The Committee’s determinations need not be uniform, and may be made selectively among eligible employees and among Participants, whether or not they are similarly situated.  Notwithstanding any provision in the Plan to the contrary, however, following a Change in Control, any act, determination or decision of the Company or the Committee, as applicable, with regard to the administration, interpretation and application of the Plan must be reasonable, as viewed from the perspective of an unrelated party and with no deference paid to the actual act, determination or decision of the Company or the Committee, as applicable.  Furthermore, following a Change in Control, any decision by the Company or the Committee, as applicable, shall not be final and binding on a Participant.  Instead, following a Change in Control, if a Participant disputes a decision of the Company or the Committee relating to the Plan and pursues legal action, the court shall review the decision under a “de novo” standard of review.  In addition, following a Change in Control, in the event that (i) the Company’s common stock is no longer publicly traded and (ii) any securities of the Company’s Ultimate Parent (as defined below) are publicly traded, then any decisions by the Board with respect to whether a Participant was terminated for “Cause” shall be made by the board of directors of the Ultimate Parent.  For purposes of the Plan, “Ultimate Parent” means a publicly traded corporation or entity which, directly or indirectly through one or more affiliates, beneficially owns at least a plurality of the then-outstanding voting securities of the Company (including any successor to the Company by reason of merger, consolidation, the purchase of all or substantially all of the Company’s assets or otherwise).

Delegation of Authority

.  The Committee may delegate to one or more officers or employees of the Company such duties in connection with the administration of the Plan as it deems necessary, advisable or appropriate.

4.Participation in the Plan.

Designation of Participants

.  The Committee shall from time to time select the employees who are to participate in the Plan (the “Participants”) from among those management or highly compensated employees of the Company and its affiliates it determines to be appropriate to include as Participants, given the purposes of the Plan and the potential effects on the employee of a Change in Control.  The Committee shall also designate the Severance Multiple of each Participant who is not the Chief Executive Officer of the Company. The Company shall notify each Participant in writing of his or her participation in the Plan and such Participant’s Severance Multiple.  For purposes of the Plan, the term “affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes any partnership or joint venture of which the Company or any of its affiliates are general partners or co-venturers.

Terminating or Changing Severance Multiple as a Participant

.  A person shall cease to be a Participant upon (i) the termination of his or her employment by the Company and any affiliate for any reason prior to a Change in Control, or (ii) notification in writing by the Company that such individual’s status as a Participant has been revoked. Any such revocation shall not become effective until 12 months from the date that the revocation notice is provided.  A Participant’s Severance Multiple may be changed if the Company notifies the Participant in writing that such Participant’s Severance Multiple has changed.  A reduction in a Participant’s Severance Multiple shall not become effective until 12 months from the date that the change notice is provided.  Except as specifically provided herein, the Committee shall have absolute discretion in the selection of Participants and Severance Multiples and in revoking their status as Participants or changing Severance Multiples.  Notwithstanding the foregoing, no revocation by the Committee of any person’s designation as a Participant shall be effective if made (i) on the day of, or within 24 months after, a Change in Control, (ii) prior to a Change in Control, but at the request of any third party participating in or causing the Change in Control or (iii) otherwise in connection with, in relation to, or in anticipation of a Change in Control.

Change in Control

.  For purposes of the Plan, “Change in Control” means the first to occur of the following:

(a)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (D) any acquisition pursuant to a transaction that complies with Sections 5(c)(i), 5(c)(ii) and 5(c)(iii);

(b)

individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company

Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then- outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Participant in this Plan who participates in any group conducting a management buyout of the Company under the terms of which the Company ceases to be a public company may claim that such buyout is a Change in Control under this Plan and no such Participant shall be entitled to any payments or other benefits under this Plan as a result of such buyout.  For purposes of the Plan, no Participant in this Plan shall be deemed to have participated in a group conducting a management buyout of the Company unless, following the consummation of the transaction, such Participant was the beneficial owner of more than 10% of the then-outstanding voting securities of the Company or any successor corporation or entity resulting from such transaction.  Notwithstanding the foregoing, in no event will the spinoff of the Company from TEGNA Inc.  be treated as a Change in Control.

6.Eligibility for Benefits under the Plan.

General

.  If a Change in Control shall have occurred, each person who is a Participant on the date of the Change in Control shall be entitled to the compensation and benefits provided in Section 7(b) upon the subsequent termination of the Participant’s employment, provided that such termination occurs prior to the second anniversary of the Change in Control, unless such termination is (i) because of the Participant’s death or disability (as determined under the Company’s Long Term Disability Plan in effect immediately prior to the Change in Control), (ii) by the Company or its affiliate for Cause, or (iii) by the Participant other than for Good Reason.

Cause

.  For purposes of the Plan, “Cause” means:

(i)any material misappropriation of funds or property of the Company or its affiliate by the Participant;

(ii)unreasonable and persistent neglect or refusal by the Participant to perform his or her duties which is not remedied within thirty (30) days after receipt of written notice from the Company; or

(iii)conviction, including a plea of guilty or of nolo contendere, of the Participant of a securities law violation or a felony.

Notwithstanding the foregoing provisions of this Section 6(b), the Participant shall not be deemed to have been terminated for Cause after a Change in Control unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Participant and an opportunity for Participant, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth above in this Section 6(b) and specifying the particulars thereof in detail.

Good Reason

.  For purposes of the Plan, “Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Participant’s express written consent, unless such circumstances are fully corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (as defined below) given in respect thereof:

(i)the material diminution of the Participant’s duties, authorities or responsibilities from those in effect immediately prior to the Change in Control (failure to report to the Chief Executive Officer or a change in reporting level does not, by itself, constitute Good Reason);

(ii)a reduction in the Participant’s base salary or target bonus opportunity as in effect on the date immediately prior to the Change in Control;

(iii)the relocation of the Participant’s office from the location at which the Participant is principally employed immediately prior to the date of the Change in Control to a location 35 or more miles farther from the Participant’s residence immediately prior to the Change in Control, or the Company’s requiring the Participant to be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control;

(iv)the failure by the Company or its affiliate to pay any compensation or benefits due to the Participant;

(v)the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Plan, as contemplated in Section 14; or

(vi)any purported termination of the Participant’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of the Plan.

Certain Terminations Prior to a Change in Control

.  Anything in the Plan to the contrary notwithstanding, if a Change in Control occurs and if the Participant’s employment with the Company terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (i) was at the request of any third party participating in or causing the Change in Control or (ii) otherwise arose in connection with, in relation to, or in anticipation of the Change in Control, then the Participant shall be entitled to all payments and benefits under the Plan as though the Participant had terminated his or her employment for Good Reason on the day after the Change in Control.  For purposes of this Section 6(d), a Change in Control means a Change in Control that is also a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury regulations and guidance issued thereunder (“Section 409A”).

No Waiver

.  Subject to the last sentence of Section 6(f), the Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

Notice of Termination After a Change in Control

.  Any termination by the Company, or by the Participant for Good Reason, shall be communicated by Notice of Termination given in accordance with the Plan.  For purposes of the Plan, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in the Plan relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.  With respect to a Notice of Termination given by a Participant in connection with a termination for “Good Reason” such notice must be provided within ninety (90) days after the event that created the “Good Reason”.

Date of Termination

.  For purposes of the Plan, “Date of Termination” means

(i)if the Participant’s employment is terminated by the Company for Cause, the date on which the Notice of Termination is given or any later date specified therein (which, however, shall not be more than 15 days later), (ii) if the Participant’s employment is terminated by the Participant for Good Reason, the date specified in the Notice of Termination (which, however, shall not be less than 30 days or more than 45 days later than the date on which the Notice of Termination is given), or (iii) if the Participant’s employment is terminated by the Company other than for Cause, the date on which the Company notifies the Participant of such termination.  In all instances, the Date of Termination shall mean the date of the Participant’s separation from service within the meaning of Section 409A.

7.Obligations of the Company upon Termination.

Cause; Other than for Good Reason

.  If the Participant’s employment shall be terminated for Cause, or if the Participant terminates his or her employment other than for Good Reason, the Company shall pay the Participant his or her annual salary through the Date of Termination, to the extent not already paid, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Participant is entitled under any compensation, benefit or other plan or policy of the Company at the time such amounts are due, and the Company shall have no further obligations to the Participant under the Plan.

Termination Without Cause; Good Reason Terminations

.  Any Participant who becomes eligible for compensation and benefits pursuant to Section 6(a) shall be paid or provided the following:

(i)his or her annual base salary through the Date of Termination, to the extent not already paid, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Participant is entitled under any compensation, benefit or other plan or policy of the Company at the time such amounts are due, including without limitation the annual bonus for the fiscal year prior to the Date of Termination, to the extent not already paid based on the Company’s actual performance and based on the Participant’s actual performance, paid at the time that annual bonuses are paid to similarly situated executives but no earlier than the payment date set forth in Section 7(c);

(ii)as severance pay and in lieu of any further salary or bonus for the period following the Date of Termination, the Participant shall receive a lump sum payment equal to his or her “Annual Compensation” (as defined below) multiplied by the “Severance Multiple” (as defined below).

For purposes of the Plan, (i) for a Participant who is the Chief Executive Officer of the Company on the date of the Change in Control, the “Severance Multiple” means two (2.0) and (ii) for any other Participant, the “Severance Multiple” means such number from one half (.5) to one and one half (1.5), as designated by the Committee.

For purposes of the Plan, “Annual Compensation” means the sum of (A) the Participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the Date of Termination or, if higher, during the 12 month period immediately prior to the Change in Control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) Plan contributions and similar items), and (B) the higher of (1) the average annual bonus the Participant earned with respect to the three most recent fiscal years for which the Participant had been paid (or was eligible for) a bonus prior to the date of the Change in Control; and (2) the average annual bonus the Participant earned with respect to the three most recent fiscal years for which the Participant had been paid (or was eligible for) a bonus prior to the Date of Termination;

(iii)a prorated annual bonus for the portion of the fiscal year elapsed prior to the Date of Termination in an amount equal to the average annual bonus the Participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs prorated for the portion of the fiscal year elapsed prior to the Date of Termination;

(iv)an amount equal to the monthly COBRA cost of the Participant’s medical and dental coverage in effect as of the Termination Date multiplied by (i) 24 for a Participant who is the Chief Executive Officer, (ii) 18 for those Participants with a Severance Multiple of 1.5, (iii) 6 for those Participants with a Severance Multiple of .5, and (iv) a prorated number between 6 and 18 for those Participants with a Severance Multiple between .5 and 1.5;

(v)  senior executive-level outplacement services for the Participant with such outplacement services being provided by such executive outplacement firm selected by the Executive with a cost to the Company of no more than $25,000. The Executive shall commence utilization of any such senior executive-level outplacement services within six months following the Participant’s Date of Termination.

(vi)For purposes of this subsection, “average annual bonus the Participant earned” will be calculated for any fiscal year prior to the Participant’s commencement of employment by using Participant’s target bonus percentage assigned at the commencement of Participant’s employment, and will be calculated for the fiscal year in which the Participant commenced employment by annualizing the annual bonus earned with respect to that year.

(vii)It is the object of this subsection to provide for the maximum after-tax income to each Participant with respect to any payment or distribution to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the Plan or any other plan, arrangement or agreement, that would be subject to the excise tax imposed by Section 4999 of the Code or any similar federal, state or local tax that may hereafter be imposed (a “Payment”) (Section 4999 of the Code or any similar federal, state or local tax are collectively referred to as the “Excise Tax”).  Accordingly, before any Payments are made under this Plan, a determination will be made as to which of two alternatives will maximize such Participant’s after-tax proceeds, and the Company must notify the Participant in writing of such determination.  The first alternative is the payment in full of all Payments potentially subject to the Excise Tax.  The second alternative is the payment of only a part of the Participant’s Payments so that the Participant receives the largest payment and benefits possible without causing the Excise Tax to be payable by the Participant.  This second alternative is referred to in this subsection as “Limited Payment”.  The Participant’s Payments shall be paid only to the extent permitted under the alternative determined to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Payments.  If Limited Payment applies, Payments shall be reduced in a manner that would not result in the Participant incurring an additional tax under Section 409A and only to the extent required to avoid the Excise Tax.  The Payments shall be reduced in a manner that maximizes the Participant’s economic position; provided that the reduction shall be made in a manner consistent with the requirements of Section 409A, and to the extent required by Section 409A where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

In the event of conflict between the order of reduction under this Plan and the order provided by any other Company document governing a Payment, then the order under this Plan shall control.

All determinations required to be made under this Section 7(b)(v) shall be made by a nationally recognized independent accounting firm or consulting firm chosen by the

Committee prior to the Change in Control (the “Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by the Company.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Firm shall be borne by the Company.  In the event the Firm determines that the Payments shall be reduced, it shall furnish the Participant with a written opinion to such effect.  The determination by the Firm shall be binding upon the Company and the Participant.

Timing of Payments and Release Condition

.  All payments under Sections 7(b)(ii), 7(b)(iii), and 7(b)(iv) shall be due and payable in a lump sum on the 5th business day after the Release Effective Date (as defined in Exhibit A) except to the extent required by Section 409A, if the period to execute the release and not revoke the release spans two calendar years, the payment shall be made on the later of the 5th business day after the Release Effective Date or the first business day of such second calendar year; provided that the Participant executes the attached agreement set forth at Exhibit A (or a substantially similar agreement) (i) on or before the 30th day after the Date of Termination if such termination is not treated as part of  a group termination under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act (“ADEA”) or (ii) on or before the 55th day after the Date of Termination if such termination is treated as part of a group termination under ADEA.  The Participant shall forfeit all rights under this Plan if such agreement is not executed by that date.  The timing of all payments and benefits under this Plan shall be made consistent with the requirements of Section 409A, and notwithstanding any provision of the Plan to the contrary, any amount or benefit that is payable to a Participant who is a “specified employee” (as defined in Section 409A) shall be delayed until the date which is first day of the seventh month after the date of such Participant’s termination of employment (or, if earlier, the date of such Participant’s death), if paying such amount or benefit prior to that date would violate Section 409A.

Mitigation

.  Except as provided in Section 13(b), the Participant shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in the Plan be reduced by any compensation earned by the Participant as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Resolution of Disputes

.  If there shall be any dispute between the Company and the Participant (a) in the event of any termination of the Participant’s employment by the Company, as to whether such termination was for Cause, or (b) in the event of any termination of employment by the Participant, as to whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination by the Company was for Cause or that the termination by the Participant was not for Good Reason, the Company shall pay all amounts, and provide all benefits, to the Participant and/or the Participant’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to the Plan as though such termination were by the Company without Cause or by the Participant with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this Section except upon receipt of a written undertaking by or on behalf of the Participant to repay all such amounts to which the Participant is ultimately adjudged by such court not to be entitled.  Notwithstanding the foregoing, the payment of any amount in settlement of a dispute described in this Section shall be made in accordance with the requirements of Section 409A.

10.Legal Expenses and Interest.

(a)

If, with respect to any alleged failure by the Company to comply with any of the terms of the Plan or any dispute between the Company and the Participant with respect to the Participant’s rights under the Plan, a Participant in good faith hires legal counsel with respect thereto or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, to interpret, enforce his or her rights under, or recover damages for violation of the terms of the Plan, then (regardless of the outcome) the Company shall pay, as they are incurred, the Participant’s actual expenses for attorneys’ fees and disbursements.  The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Participant, provided that the Participant shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

(b)

To the extent permitted by law, the Company shall pay to the Participant on demand a late charge on any amount not paid in full when due after a Change in Control under the terms of the Plan.  Except as otherwise specifically provided in the Plan, the late charge shall be computed by applying to the sum of all delinquent amounts a late charge rate.  The late charge rate shall be a fixed rate per year that shall equal the sum of 3% plus the “prime rate” of Morgan Guaranty Trust Company of New York or successor institution (“Morgan”) publicly announced by Morgan to be in effect on the Date of Termination, or if Morgan no longer publicly announces a prime rate on such date, any substantially equivalent rate announced by Morgan to be in effect on such date (or, if Morgan does not exist on such date, the prime rate published by the Wall Street Journal on such date) (provided, however, that such rate shall not exceed any applicable legally permissible rate).

Funding

.  The Company may, in its discretion, establish a trust to fund any of the payments which are or may become payable to Participant under the Plan, but nothing included in the Plan shall require that the Company establish such a trust or other funding arrangement.  Whether or not the Company sets any assets aside for the purposes of the Plan, such assets shall at all times prior to payment to Participants remain the assets of the Company subject to the claims of its creditors.  Neither the Company nor the Board nor the Committee shall be deemed to be a trustee or fiduciary with respect to any amount to be paid under the Plan.

No Contract of Employment

.  The Participant and the Company acknowledge that, except as may otherwise be provided under any written agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and, subject to such payments as may become due under the Plan, such employment may be terminated by either the Participant or the Company at any time and for any reason.

13.Non-exclusivity of Rights.

Future Benefits under Company Plans

.  Nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice of the Company or any of its affiliates, nor shall anything herein limit any rights or reduce any benefits the Participant may have under any agreement or arrangement with the Company or any of its affiliates.  Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any agreement or arrangement with the Company or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or agreement or arrangement except as explicitly modified by the Plan.

Benefits of Other Plans and Agreements

.  If the Participant becomes entitled to receive compensation or benefits under the terms of the Plan, such compensation or benefits will be reduced by other severance benefits payable under any plan, program, policy or practice of or agreement or other arrangement between the Participant and the Company (not including payments or distributions under the Company’s equity based compensation plan) unless the other plan specifically provides for payment under this Plan and not the other plan.  It is intended that the Plan provide compensation or benefits that are supplemental to severance benefits and that are actually received by the Participant pursuant to any plan, program, policy or practice of or agreement or arrangement between the Participant and the Company, such that the net effect to the Participant of entitlement to any similar benefits that are contained both in the Plan and in any other existing plan, program, policy or practice of or agreement or arrangement between the Participant and the Company will be to provide the Participant with the greater of the benefits under the Plan or under such other plan, program, policy, practice, or agreement or arrangement.  This Plan is not intended to modify, amend, terminate or otherwise affect the Company’s equity compensation plan, which shall remain a fully independent and separate plan.

Successors; Binding Agreement

.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in the Plan, “Company” means the Company as herein defined and any successor to its business and/or assets which assumes and agrees to perform the Plan, by operation of law or otherwise.

15.Transferability and Enforcement.

(a)

The rights and benefits of the Company under the Plan shall be transferable, but only to a successor of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns.  The rights and benefits of Participants under the Plan shall not be transferable other than by the laws of descent and distribution.

(b)

The Company intends the Plan to be enforceable by Participants.  The rights and benefits under the Plan shall inure to the benefit of and be enforceable by any Participant and the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s estate or as determined appropriate by the Committee.

Notices

.  Any notices referred to herein shall be in writing and shall be deemed given if delivered in person or by facsimile transmission, or sent by U.S.  registered or certified mail to the Participant at his or her address on file with the Company (or to such other address as the Participant shall specify by notice), or to the Company at its principal executive office, Attn:  Secretary.

Amendment or Termination of the Plan

.  The Board reserves the right to amend, modify, suspend or terminate the Plan at any time, provided that:

(a)

without the written consent of the Participant, no such amendment, modification, suspension or termination shall adversely affect the benefits or compensation due under the Plan to any Participant whose employment has terminated prior to such amendment, modification, suspension or termination and is entitled to benefits and compensation under Section 7(b);

(b)

no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant to receive any payment or benefit under the Plan will become effective prior to the first anniversary of the date on which written notice of such amendment, modification, suspension or termination was provided to the Participant, and if such amendment, modification, suspension or termination was effected (i) on the day of or subsequent to the Change in Control, (ii) prior to the Change in Control, but at the request of any third party participating in or causing a Change in Control or (iii) otherwise in connection with, in relation to, or in anticipation of a Change in Control, such amendment, modification, suspension or termination will not become effective until the second anniversary of the Change in Control; and

(c)	the Board’s right to amend, modify, suspend or terminate the Plan is subject to the requirements of Section 409A to the extent such requirements apply to the Plan.

Waivers

.  The Participant’s or the Company’s failure to insist upon strict compliance with any provision of the Plan or the failure to assert any right the Participant or the Company may have hereunder, including, without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right under the Plan.  However, the preceding sentence does not override the time limitations set forth in the last sentence of Section 6(f).

Validity

.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, and such other provisions shall remain in full force and effect to the extent permitted by law.

Governing Law

.  To the extent not preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

21.Section 409A.

General

.  It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A, and the Plan shall be interpreted and administered in accordance with that intent; however, the Company shall not be responsible for any such taxes.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.  Despite any contrary provision of this Plan, any references to “termination of employment” or “Date of Termination” or similar term shall mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A and Treasury regulation Section 1.409A-1(h).

Delay of Payment

.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to a Participant under this Plan during the six (6)- month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A) on account of a Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following such Participant’s separation from service (the “Delayed Payment Date”).  If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

Reimbursement and In-Kind Benefits

.  Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during such other period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Headings

.  The headings and paragraph designations of the Plan are included solely for convenience of reference and shall in no event be construed to affect or modify any provisions of the Plan.

Exhibit A
Release of Claims and Restrictive Covenant Agreement

This Release of Claims and Restrictive Covenant Agreement (this “Agreement”) is entered into by you [_______________] and Cars.com Inc. (the “Company”) in connection with your separation from employment with the Company and in accordance with the Cars.com Inc.  Change in Control Severance Plan (the “Plan”).  Capitalized terms used and not defined herein shall have the meanings provided in the Plan.  You and the Company agree to the following:

(1)Date of Termination.  Your final day as an employee of the Company is _______________, 20_____ (the “Date of Termination”).

(2)Severance Amount.  Provided that you execute this Agreement, do not later revoke your acceptance, and that this Agreement becomes effective on or before _______________, 20_____, you will receive (a) a lump sum cash payment in the amount of $_______________, less legally-required withholdings, payable on _______________ and (b) outplacement services as described in Section 7(b)(v) of the Plan.

(3)Release Deadline.  You will receive the benefits described in paragraph 2 above only if you sign this Agreement on or before _______________, 20_____.  In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, you agree to the terms of this Agreement.

(4)Release of Claims.  You agree that this is a full and complete Release of Claims.  Accordingly, you and the Company agree as follows:

(a)

The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective directors, officers, and employees (collectively, the “Company Parties”).  This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company.

Notwithstanding the foregoing, by executing this Release of Claims,  you will not forfeit or release your right to receive your vested benefits under a qualified retirement plan, the Cars.com Share Appreciation Rights Plan, or the Cars.com, LLC Long Term Incentive (but you will forfeit your right to receive any further severance or annual bonus award); your vested outstanding awards under the Omnibus Incentive Compensation Plan

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comprised of [specify any outstanding vested awards]; any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; or any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; any rights you have under applicable workers compensation laws; any benefits or monies paid in the normal course to employees separating from employment such as payment of accrued but unused vacation and reimbursement of valid and appropriate business expenses; or any other claims that cannot lawfully be released.  The matters referenced in  this paragraph are referred to as the “Excluded Matters.”

(b)

Several laws of the United States and of the State of Illinois create claims for employees in various circumstances.  These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act.  Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff.  You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.

(c)

By referring to specific laws we do not intend to limit the Release of Claims to just those laws.  All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement.  The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(d)

Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

(e)

You specifically confirm that, as far as you know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company.  If, at any time in the future, such a claim is made by you, or someone acting on behalf of you , or by some other person or a governmental agency, you  agree that you will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters.  This

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provision is meant to include claims that are solely or in part on your behalf, or claims which you have or have not authorized.
(f)

This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges with the United States Equal Employment Opportunity Commission (“EEOC”) or a state fair employment practices (“FEP”) agency, nor from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or a state FEP agency.  However, this Agreement, and the Release of Claims, does mean that you may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.  This Agreement and the Release of Claims do not prohibit you from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, Department of Labor, National Labor Relations Board, or the Securities and Exchange Commission.  Nothing in this Agreement shall  prohibit you from seeking and obtaining a whistleblower award from a government agency, as provided for, protected under or warranted by applicable law, including Section 21F of the Securities Exchange Act of 1934, as amended.

(5)Restrictive Covenants.

(a)

[You hereby reaffirm the Restrictive Covenant Agreement you previously entered into (a copy of which is attached to this Agreement).  The Company and you agree that if you qualify for benefits under the Plan and this Agreement becomes effective, the non-competition provision within such Restrictive Covenant Agreement shall apply to no more than six entities specified by the Company no later than 10 days after the Date of Termination.] [You understand and agree that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that for a period of twelve (12) months after the Date of Termination (the “Restricted Period”), you shall not, directly or indirectly, on your own behalf or on behalf of another person, solicit or induce any employee of the Company or its affiliates to terminate his or her employment relationship with the Company or any affiliate of the Company or to enter into employment with another person or entity.  The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(b)

You agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that are critical or disparaging of the Company, its

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affiliates, or any of their operations, or any of their officers, employees or directors.
(c)

During the course of your employment and as part of the performance of your various duties you came into the possession of information which the Company or its affiliates consider to be Confidential and Proprietary Information and which is not generally disclosed or made known to the trade or public.  This includes, but is not limited to, information bearing on strategic planning, finances, shareholder matters, budgets, audience, research, marketing, personnel, management of the company and its affiliated companies, and relationships with advertisers, vendors and suppliers.  You agree that unless duly authorized in writing by the Company, you will not at any time divulge or use in connection with any business activity any trade secrets or confidential and proprietary information first acquired by you during and by virtue of your employment with the Company or its affiliates.  You agree that you will not retain any copies of such materials, whether in hard copy or electronic copy, and will not use or disclose to anyone any such Confidential or Proprietary Information, in any form.]

(d)

You acknowledge that a breach of this paragraph 5 would cause irreparable injury and damage to the Company which could not be reasonably or adequately compensated by money damages.  Accordingly, you acknowledge that the remedies of injunction and specific performance shall be available in the event of such a breach, and the non-breaching party shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security.  Any period of restriction set forth in this paragraph 5 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(e)

In the event of your breach of this paragraph 5, in addition to the injunctive relief described above, the Company’s remedy shall include the forfeiture and return to the Company of any payment made to you or on your behalf under paragraph 2 above.

(f)

In the event that any provision of this paragraph 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this paragraph 5 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(6)Entire Agreement.  You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof.  Nothing has

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been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.

(7)No Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.

(8)Governing Law and Venue.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.

(9)Time to Consider; Effectiveness.  Please review this Agreement carefully.  We advise you to talk with an attorney before signing this Agreement.  So that you may have enough opportunity to think about this offer, you may keep this Agreement for [21(if not a group termination under ADEA)] [45 (if a group termination under ADEA) ] days from the date of termination of your employment.  You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment.  For that reason you acknowledge and agree that the [21-day][45-day] consideration period identified in this paragraph commenced to run, without any further action by the Company immediately upon your being advised of the termination of your employment.  Consequently, if you desire to execute this Agreement, you must do so no later than _______________, 20_____.  Should you accept all the terms by signing this Agreement on or before _______________, 20_____, you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying ____________________ in writing of your revocation.  We will provide a courtesy copy to your attorney, if you retain one to represent you and request us to do so.  If you choose to retain counsel to review and advise you concerning this Agreement that shall be considered a personal expense on your part and not be reimbursed or indemnified.  If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below.  The Agreement will become effective, and its terms will be carried out beginning on the day following the seven (7)-day revocation period  (“Release Effective Date”).

(10)Knowing and Voluntary.  By signing this Agreement you agree that you have carefully read this Agreement and understand its terms.  You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date:
EMPLOYEE

Date:
CARS.COM INC.
By:
Title:

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